Exhibit 99.1

Supernus Announces First Quarter 2017 Financial Results

•                  Net product sales were $56.4 million, a 31% increase over 2016.

•                  Operating income was $16.8 million, a 161% increase over 2016.

•                  Diluted earnings per share were $0.19, increasing by 138% over 2016.

•                  Early prescription data for Trokendi XR show a strong upward trend following launch in migraine prophylaxis in adults and adolescents.

Rockville, Md., May 9, 2017 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for first quarter 2017 and associated company developments.

Commercial Update

First quarter 2017 product prescriptions for Trokendi XR® and Oxtellar XR®, as reported by IMS, totaled 134,855, a 17.1% increase over the first quarter of 2016.

	Prescriptions
	Q1 2017	Q1 2016	Change %

Trokendi XR	101,695	86,227	17.9%
Oxtellar XR	33,160	28,913	14.7%

Total	134,855	115,140	17.1%

Source:  IMS

Net product sales for the first quarter of 2017 were $56.4 million, a 31.2% increase over $43.0 million in the same period the prior year.

	Net Product Sales ($mil.)
	Q1 2017	Q1 2016	Change %

Trokendi XR	$42.0	$32.3	30.0%
Oxtellar XR	$14.4	$10.7	34.6%

Total	$56.4	$43.0	31.2%

Consistent with historical patterns, product prescriptions and net product sales for the first quarter of 2017 for Trokendi XR and Oxtellar XR were impacted by the continued shift of patients to high deductible and high co-pay plans. Lower wholesaler and pharmacy inventory levels during the first quarter of 2017, compared to the fourth quarter of 2016, had the effect of reducing net product sales by approximately $5 million in the first quarter of 2017.

Trokendi XR Migraine Launch

After receiving final approval from the Food and Drug Administration (FDA) in April 2017, the Company launched Trokendi XR as a new treatment for prophylaxis of migraine headache in adults and adolescents 12 years and older.

While it is still early in the launch, for the first three weeks post launch, IMS prescription data for Trokendi XR show a strong upward trend in total and new prescriptions. During the three week period post launch, total prescriptions were 26,472 compared to 24,109 in the three weeks prior to launch, representing a 10% increase. Similarly, for the same three week period post launch, new prescriptions were 12,978 compared to 10,898 in the three weeks prior to launch, representing a 19% increase. Consistent with these early data, feedback from our sales force indicates that physicians are very receptive to the new indication and appreciate the unique benefits that Trokendi XR brings to migraine patients.

“We are excited about the launch of Trokendi XR in migraine, and are very encouraged by the early IMS prescription data. We continue to believe that the migraine indication should allow us to realize the full potential of Trokendi XR,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals. “Trokendi XR, with its novel formulation, provides full 24 hour coverage for patients with smooth pharmacokinetics compared to immediate-release topiramate products, making it an important new prophylactic treatment option for adult and adolescent patients suffering from migraine headache.”

Progress of Product Pipeline

Enrollment continues in both Phase III trials for SPN-810, currently in development for Impulsive Aggression in patients aged 6 to 12 years who have ADHD. Protocol revisions to improve patient retention during the screening period and programs to drive patient enrollment for the Phase III trials are having a positive impact. We expect enrollment to continue through 2017.

Regarding SPN-812, currently in development for patients aged 6 to 12 years with ADHD, the Company continues to plan to initiate Phase III clinical testing during the second half of 2017. The Company is on track to meet with the FDA in the second quarter of 2017 for an end-of-Phase II meeting.

“We look forward to discussing further with the FDA our Phase IIb clinical trial results and the design of our Phase III program for SPN-812,” said Jack Khattar. “We remain focused on advancing SPN-812 as a novel highly effective and well tolerated non-stimulant for the treatment of ADHD.”

Operating Expenses

Research and development expenses in the first quarter of 2017 were $9.6 million, as compared to $10.6 million in the same quarter last year. This decrease is primarily due to the completion of enrollment in the Phase IIb trial for SPN-812, which occurred in the third quarter of 2016.

Selling, general and administrative expenses in the first quarter of 2017 were $28.2 million, as compared to $25.2 million in the same quarter last year. The increase is due to marketing program development, sample production, and other activities related to preparing for the launch of the migraine headache indication for Trokendi XR, which occurred in April 2017.

Operating Income and Earnings Per Share

Operating income in the first quarter of 2017 was $16.8 million, a 160.8% increase over $6.4 million in the same period the prior year. This improvement in operating income is primarily due to increased net product sales.

Diluted earnings per share for the first quarter of 2017 were $0.19 compared to $0.08 in the same period last year, an increase of 138% over the prior year. Diluted earnings per share for the first quarter of 2017 includes an effective tax rate of 36.5%, as compared to an effective tax rate of 4.0% during the first quarter of 2016.

Weighted-average diluted common shares outstanding were approximately 52.8 million in the first quarter of 2017, as compared to approximately 51.2 million in the same period the prior year.

Capital Resources

As of March 31, 2017, the Company had $176.3 million in cash, cash equivalents, marketable securities, and long term marketable securities, as compared to $165.5 million at December 31, 2016.  As of May 8, 2017, approximately $1.6 million of the Company’s six year, $90 million notes remain outstanding. During the second quarter of 2017, the Company initiated the process of calling the remaining outstanding principal balance of its six year notes and expects that process to be completed in the quarter.

Financial Guidance

For full year 2017, the Company reiterates its expectation for net product sales, R&D expenses and operating income as set forth below:

•                  Net product sales in the range of $265 million to $275 million.

•                  Research and development expense of approximately $55 million.

•                  Operating income in the range of $75 million to $80 million. Full year 2017 operating income includes approximately $5 million of non-cash royalty revenue.

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. ET, on Wednesday, May 10, 2017. An accompanying webcast also will be provided.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	9981751
Conference Call Name:	Supernus Pharmaceuticals First Quarter 2017 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under ‘Investors’.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for treatment of migraine and epilepsy and Oxtellar XR® (extended-release oxcarbazepine) for treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients and SPN-812 for the treatment of ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31, 2017	December 31, 2016
	(unaudited)

Cash, cash equivalents and marketable securities	$87,132	$90,121
Accounts receivable, net	38,885	41,527
Inventories, net	19,167	16,801
Prepaid expenses and other current assets	4,573	2,955
Total current assets	149,757	151,404

Long term marketable securities	89,163	75,410
Property and equipment, net	4,342	4,344
Deferred legal fees	11,331	19,860
Intangible assets, net	29,450	16,490
Other non-current assets	350	331
Deferred income tax	37,863	41,729

Total assets	$322,256	$309,568

Accounts payable	$5,056	$8,055
Accrued sales deductions	43,450	41,943
Accrued expenses	26,890	27,427
Accrued income taxes payable	1,675	7
Non-recourse liability related to sale of future royalties, current portion	4,645	3,101
Deferred licensing revenue	287	209
Total current liabilities	82,003	80,742

Deferred licensing revenue, net of current portion	1,365	1,501
Convertible notes, net	3,310	4,165
Non-recourse liability related to sale of future royalties, long term	25,555	27,289
Other non-current liabilities	3,936	4,002
Derivative liabilities	23	114
Total liabilities	116,192	117,813

Total stockholders’ equity	206,064	191,755

Total liabilities and stockholders’ equity	$322,256	$309,568

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
	(unaudited)

Revenue
Net product sales	$56,369	$43,025
Royalty revenue	1,149	1,119
Licensing revenue	58	50

Total revenue	57,576	44,194

Costs and expenses
Cost of product sales	2,949	2,035
Research and development	9,601	10,562
Selling, general and administrative	28,238	25,160

Total costs and expenses	40,788	37,757

Operating income	16,788	6,437
Other income (expense)
Interest income	531	327
Interest expense	(90)	(179)
Interest expense-nonrecourse liability related to sale of future royalties	(959)	(1,279)
Changes in fair value of derivative liabilities	54	101
Loss on extinguishment of debt	(101)	(382)

Total other expense	(565)	(1,412)

Earnings before income taxes	16,223	5,025

Income tax expense	5,926	200

Net income	$10,297	$4,825

Income per common share:
Basic	$0.21	$0.10
Diluted	$0.19	$0.08

Weighted-average number of common shares outstanding:
Basic	50,158,634	49,240,099
Diluted	52,764,442	51,152,072

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com